Exhibit 10.18

LEASE AMENDMENT

This Amendment to the lease dated December 13, 2005 to be effective as of November 15, 2006 by and between American Central Plaza (“Lessor”), on the one hand, and American Apparel Inc, (“Lessee”), on the other hand for the premises located and described at 1020 E. 59th Street, Los Angeles, CA, and whereas, the parties with to confirm the terms and conditions set for the below:

AGREEMENT

Lessor and Lessee hereby agree as follows:

1.	The Term shall be five (5) years, with a five (5) years option to renew. Notice must be provided to the Lessor at least six months prior to the expiration of the initial lease term to exercise the option.

2.	For the five (5) year option, the base rent should be adjusted annually by the change in the Consumer Price Index (CPI) of the previous year.

3.	The Parties stipulate and agree that, except as specifically amended or revised herein, all of the provisions, terms and conditions of the LEASE shall continue and be in full force and effect during the extended term of the LEASE THROUGH November 15, 2016.

Each party hereby executes this Amendment and by doing so represents and warrants that they have each read and fully understand the meaning and significance of the terms and conditions hereof and agree to be bound hereby.

Lessor:

/s/ Sam Eshaghian	April-17-07
By: Sam Eshaghian	Date
American Central Plaza

Lessee:

Sam Lim, or Dov Charney	Date
American Apparel, Inc